UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive offices)	(Zip Code)

(919) 774-6700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 26, 2007, The Pantry, Inc. (the “Company”) issued a press release announcing results for the second fiscal quarter of the fiscal year ended September 27, 2007. The full text of the press release is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

In the attached release, the Company’s Chairman and Chief Executive Officer stated the Company’s belief that diluted earnings per share for fiscal 2007 will be between $2.30 and $2.40. This annual guidance includes the impact of 152 stores acquired or announced to be acquired, of which 148 have closed to date with the remaining stores to close in the third fiscal quarter of fiscal 2007. The annual guidance also assumes, among other things, an increase in comparable store merchandise sales of approximately 3.0%, merchandise margin in a range of 37.0% to 37.5%, an increase in comparable store gasoline gallons of approximately 2.5% and a gasoline margin of approximately 12.0 cents per gallon. It also assumes the Company will complete a refinancing of its credit facilities in May 2007, which the Company expects will result in a $2.1 million, or $0.06 per share, non-cash charge for the write-off of unamortized deferred financing costs. Additionally, the Company believes EBITDA for fiscal 2007 will be in a range between $258.0 million and $262.0 million.

EBITDA is defined by the Company as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. The Company has included information concerning EBITDA as one measure of its operating performance because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisition decisions and to service debt. Management uses EBITDA as an operating measure because it allows review of the performance of the Company’s business directly resulting from its retail operations. Additionally, EBITDA is used by management for budgeting and field operations compensation targets. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because the Company has borrowed money in order to finance operations and acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of the Company’s operations.

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year 2007 Guidance Range
EBITDA	$258,000	$262,000
Interest expense and loss on extinguishment of debt	(78,200)	(78,200)
Depreciation and amortization	(92,200)	(92,200)
Provision for income taxes	(34,860)	(36,450)

Net income	$52,740	$55,150

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 2.02 of this report, including the press release appearing in Exhibit 99.1, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 2.02 of this report shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated April 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Finance, Chief Financial Officer and Secretary

Date: April 26, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press Release dated April 26, 2007